Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Consolidated-Tomoka Land Co.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-62679, 333-63400, 333-168379, and 333-176162) on Form S-8 of Consolidated-Tomoka Land Co. of our reports dated March 15 2012, with respect to the consolidated balance sheets of Consolidated-Tomoka Land Co. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011 and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports are included in the Annual Report on Form 10-K for the year ended December 31, 2011 of Consolidated-Tomoka Land Co.

/s/ KPMG LLP
Jacksonville, Florida
March 15, 2012
Certified Public Accountants